Exhibit 99.1

Filed by A. O. Smith Corporation pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended

Subject Company: A. O. Smith Corporation

Subject Company’s Commission File No. 1-475

January 22, 2009

A. O. Smith announces 2008 earnings of $2.70 per share;

forecasts 2009 earnings of $2.40 to $2.60 per share

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS), one of the world’s leading manufacturers of energy-efficient residential and commercial water heating equipment and electric motors, today announced results for its fiscal fourth quarter and full year 2008.

The company reported full year sales of $2.3 billion, essentially flat compared to 2007, and net earnings of $81.9 million or $2.70 per share, approximately seven percent lower than the record $88.2 million or $2.85 per share last year. Earnings included after-tax restructuring and other charges of $5.6 million or $.19 per share in 2008. In 2007, earnings included restructuring and other charges of $.33 per share and tax benefits of $.16 per share.

Fourth quarter sales of $508.6 million were approximately 11 percent lower than fourth quarter 2007 sales of $569.9 million. A. O. Smith earned $6.6 million in the fourth quarter or $.22 per share, compared with the $17.0 million or $.55 per share earned during the same period in 2007. Earnings included after-tax restructuring and other charges of $2.1 million or $.07 per share in the fourth quarter of 2008 compared with $.26 per share in the fourth quarter of 2007. In addition, fourth quarter 2007 earnings also included tax benefits of $.06 per share.

“2008 was a solid year for our business, in spite of the rapid deterioration of the global economy in the fourth quarter,” Paul W. Jones, chairman and chief executive officer, observed. “The volatility of steel and copper prices throughout 2008, coupled with the continuing weakness in the domestic residential housing market, made 2008 a very challenging year. If you add to that the precipitous volume declines in the fourth quarter, 2008 changed from an unfavorable business climate into one of the worst in recent memory.”

“Despite these incredible headwinds, I am proud of our employees’ ability to navigate the challenges that we encountered in 2008. As a result of the hard work of our experienced team, we ended the year with a strong balance sheet and debt to capital ratio of 34 percent,” Jones continued. “We are in a good financial position in spite of the recession. We continue to focus on preserving cash and reducing our cost structure to maintain our solid financial position.”

Water Products Company

Water Products sales of $1.45 billion in 2008 were approximately two percent higher than 2007 sales of $1.42 billion. A 26 percent increase in sales of water heaters in China and pricing that partially covered higher material costs helped offset lower residential and commercial water heater volumes.

Operating profit decreased approximately 10 percent to $134.7 million due to lower residential volumes and higher raw material costs partially offset by pricing actions. Operating margin decreased to 9.3 percent compared with 10.5 percent the prior year.

Fourth quarter sales were $346.2 million, approximately $33 million lower than the fourth quarter of 2007. China sales increased 11 percent, but were overshadowed by lower sales to the residential and commercial water heater markets. Operating earnings of $29.5 million were significantly lower than last year’s record fourth quarter earnings. Earnings were impacted by lower residential and commercial volumes and higher raw material costs not fully covered by price increases. As a result, operating margins declined to 8.5 percent in the fourth quarter of 2008 from 11.9 percent in the fourth quarter of 2007.

In late December, Water Products received a land allotment near Bangalore, India, and will begin construction in the second quarter 2009 of a new 76,000 square foot plant. The plant is centrally located in one of the company’s key target markets in India with a growing consumer class interested in premium water heating solutions. The company designed a residential product line specifically for this market and is currently importing the products from its plant in Nanjing, China. The company expects to begin water heater production in India during the second quarter of 2010.

Electrical Products Company

Electrical Products 2008 sales of $858.1 million were approximately four percent lower than 2007 sales of $894.0 million. Pricing actions related to higher material costs were more than offset by lower motor volumes caused by the decline in the housing market and customer inventory reductions at the end of the year.

Operating earnings of $39.1 million were significantly higher than the $23.1 million earned in 2007. Earnings included $8.7 million of restructuring expense in 2008 compared with $22.8 million in restructuring expense the prior year. Operating profit margin increased to 4.6 percent in 2008 from 2.6 percent in 2007 due to lower restructuring costs offset by lower volume.

Fourth quarter sales were $163.2 million, approximately 15 percent lower than 2007 fourth quarter sales of $192.4 million. In response to the weakened housing market and the uncertainty from the overall economic recession, OEM customers significantly reduced production schedules during the quarter, resulting in lower order volume. The Electrical Products Company lost $5.2 million in the fourth quarter which included $2.9 million in restructuring expense. In the fourth quarter of 2007, Electrical Products recorded an $18 million loss which included $21.2 million of restructuring expense.

At the end of 2008, Electrical Products completed the announced closings of the Mebane, N.C., and Scottsville, Ky., plants. The company expects to realize incremental annual cost savings of $15 million in 2009 due to this restructuring initiative, which also included the closure of it plant in Budapest, Hungary, in early 2008. The company also expects to complete construction of its new commercial hermetic motor plant in Yueyang, China, during the first quarter of 2009.

Cash flow and Leverage

Cash flow from operating activities in 2008 of $106.6 million was significantly lower than the $190.5 million achieved in 2007 primarily due to a larger investment in working capital, particularly inventory, and cash deposits associated with margin calls on derivative contracts. The debt to capital ratio of 34 percent at the end of 2008 was the same as last year, but higher than the company expected due entirely to charges to stockholder’s equity associated with pension liabilities and derivative contracts.

Smith Investment Company transaction

On Dec. 9, the company announced it had signed a definitive merger agreement with Smith Investment Company (PK:SMIC) under which Smith Investment would become a wholly owned subsidiary of the company. Expected benefits of the merger include:

•	The number of shares of A. O. Smith stock exchanged for the underlying shares owned by Smith Investment will be at a discount resulting in a small decrease in the total shares outstanding;

•

The transaction will involve several corporate governance enhancements including one additional board seat elected by common stock shareholders, a “sunset” provision on Class A Common Stock shares based on a percentage of ownership, and a requirement that Class A shares convert automatically to Common Stock shares upon transfer to unaffiliated third parties; and

•	The number of A. O. Smith shares that have the potential to trade in the public market will increase materially.

“We are pleased with the milestone in our history that this merger represents,” Jones commented. “We have worked hard to ensure this is a good deal for our shareholders. It will improve our corporate governance, has the potential to increase the public float, and will result in a small reduction of total shares outstanding.”

The transaction is subject to regulatory review and votes by A. O. Smith and Smith Investment shareholders. A. O. Smith expects to complete the transaction by the end of the second quarter.

Outlook

“Given the deteriorating global economic environment that intensified during the fourth quarter, we are taking a more cautious approach to our expectations for 2009. At this time, we are forecasting significantly lower volumes for both our residential and commercial businesses in both operating companies,” Jones commented. “Also, we expect an increase of more than $6 million in pension expense. While we are being impacted by global macroeconomic headwinds, we continue to expect sales growth in China.”

“In addition, there are a number of factors that we believe will contribute to earnings this year, including improvement in water heater pricing, continued growth—although at a slower rate—in China, and savings from the restructuring initiative at Electrical Products Company. At the same time, we continue to reduce cost throughout our operations. We announced a company-wide workforce reduction program this month for our salaried workforce.”

“Notwithstanding these earnings enhancers, the weak economy will challenge us throughout the year,” Jones continued. “Consequently, we expect 2009 earnings will be in a range between $2.40 and $2.60 per share.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; a further slowdown in the Chinese economy; expected restructuring savings realized; further adverse changes in customer liquidity and general economic and capital market conditions; any failures to realize the anticipated benefits of the proposed Smith Investment transaction; the ability to obtain regulatory approvals for the Smith Investment transaction; or the risk of an unfavorable judgment or ruling in any Smith Investment transaction – related litigation.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2008 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

Additional information and where you can find it

In connection with the proposed transaction between A. O. Smith Corporation (“A. O. Smith”) and Smith Investment Company (“SICO”), the parties intend to file a registration statement on Form S-4 with the SEC containing a joint proxy statement/prospectus. Such documents, however, are not currently available. The joint proxy statement/prospectus will be mailed to stockholders of A. O. Smith and SICO. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/ PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus filed by A. O. Smith, without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. It will also be available on A. O. Smith’s website (http://www.aosmith.com) by clicking on A. O. Smith Corporation, Investor Relations and then SEC filings. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to A. O. Smith Corporation, Attention: Investor Relations, 11270 West Park Place, Milwaukee, Wis., 53224.

A. O. Smith, SICO and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of A. O. Smith and SICO in connection with the proposed transaction. Information about the directors and executive officers of A. O. Smith and SICO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended December 31		Year ended December 31
	2008	2007	2008	2007
Net sales	$508.6	$569.9	$2,304.9	$2,312.1
Cost of products sold	409.0	434.2	1,807.4	1,798.7

Gross profit	99.6	135.7	497.5	513.4

Selling, general and administrative	82.8	99.6	357.4	363.0
Restructuring and other charges	3.0	21.6	9.2	24.7
Interest expense	4.2	6.2	19.2	26.7
Other expense / (income)	0.2	0.1	1.6	(0.9)

	9.4	8.2	110.1	99.9
Tax provision / (credit)	2.8	(8.8)	27.9	11.7

Earnings before equity loss in joint venture	6.6	17.0	82.2	88.2
Equity loss in joint venture	—	—	(0.3)	—

Net Earnings	$6.6	$17.0	$81.9	$88.2

Diluted Earnings Per Share of Common Stock	$0.22	$0.55	$2.70	$2.85

Average Common Shares Outstanding (000’s omitted)	30,321	30,633	30,290	30,973

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) December 31 2008	December 31 2007
ASSETS:

Cash and cash equivalents	$29.4	$37.2
Receivables	363.5	415.1
Inventories	282.0	261.8
Deferred income taxes	63.2	34.0
Other current assets	43.2	19.5

Total Current Assets	781.3	767.6

Net property, plant and equipment	418.9	421.1
Goodwill and other intangibles	583.4	599.5
Deferred income taxes	49.8	—
Other assets	50.5	66.2

Total Assets	$1,883.9	$1,854.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$274.7	$305.6
Accrued payroll and benefits	43.8	48.4
Product warranties	40.2	35.9
Long-term debt due within one year	12.5	15.6
Derivative contracts liability	73.0	1.4
Other current liabilities	55.8	65.7

Total Current Liabilities	500.0	472.6

Long-term debt	322.3	379.6
Other liabilities	156.5	170.2
Pension liabilities	264.0	39.7
Deferred income taxes	—	34.5
Stockholders’ equity	641.1	757.8

Total Liabilities and Stockholders’ Equity	$1,883.9	$1,854.4

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Year ended December 31
	2008	2007
Operating Activities
Net Earnings	$81.9	$88.2

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	66.3	67.5
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(34.4)	26.4
Noncurrent assets and liabilities	(11.6)	3.7
Other	4.4	4.7

Cash Provided by Operating Activities	106.6	190.5

Investing Activities
Capital expenditures	(66.1)	(71.4)
Proceeds from sale of restricted marketable securities	12.0	—

Cash Used in Investing Activities	(54.1)	(71.4)

Financing Activities
Long-term debt repaid	(40.1)	(61.0)
Purchases of treasury stock	—	(36.6)
Net proceeds from stock option activity	2.1	11.4
Dividends paid	(22.3)	(21.5)

Cash Used in Financing Activities	(60.3)	(107.7)

Net increase / (decrease) in cash and cash equivalents	(7.8)	11.4
Cash and cash equivalents - beginning of period	37.2	25.8

Cash and Cash Equivalents - End of Period	$29.4	$37.2

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended December 31		Year ended December 31
	2008	2007	2008	2007
Net sales
Water Products	$346.2	$379.0	$1,451.3	$1,423.1
Electrical Products	163.2	192.4	858.1	894.0
Inter-Segment Sales	(0.8)	(1.5)	(4.5)	(5.0)

	$508.6	$569.9	$2,304.9	$2,312.1

Operating earnings
Water Products (1)	$29.5	$45.1	$134.7	$150.0
Electrical Products (2)	(5.2)	(18.0)	39.1	23.1
Inter-Segment earnings	—	(0.1)	(0.1)	(0.2)

	24.3	27.0	173.7	172.9

Corporate expenses (3)	(10.7)	(12.6)	(44.7)	(46.3)
Interest expense	(4.2)	(6.2)	(19.2)	(26.7)

Earnings before income taxes	9.4	8.2	109.8	99.9

Tax provision	2.8	(8.8)	27.9	11.7

Net Earnings	$6.6	$17.0	$81.9	$88.2

(1) includes equity loss in joint venture of:	$—	$—	$(0.3)	$—
(2) includes pretax restructuring and other charges of:	$2.9	$21.2	$8.7	$22.8
(3) includes pretax restructuring and other charges of:	$0.1	$0.4	$0.5	$1.9